March 3, 2017

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Victory Variable Insurance Funds related to funds listed in Appendix I (attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to
Item 77K of Form N-SAR (as amended), as part of the Form N-SAR (as amended) of Victory Variable Insurance Funds dated March 3, 2017. We agree with the statements concerning our Firm in such Form N-SAR (as amended).

Very truly yours,

PricewaterhouseCoopers LLP